Press Release	Source: Left Right Marketing Technology

Left Right Marketing Technology, Inc. Signs Contract With Vcommerce to Manage Technology Solutions for CrazyGrazer.com

Tuesday September 7, 6:30 am ET

CrazyGrazer.com to Officially Launch October 1, 2004

LAS VEGAS, NV--(MARKET WIRE)--Sep 7, 2004 -- Left Right Marketing Technology Inc. (OTC BB:LRMK.OB - News), owner of Crazy Grazer LLC and operator of www.Crazygrazer.com, announced today that it has signed a strategic partnership with Vcommerce Corporation, a leading provider of multi-channel retail technology and solutions. LRMK will utilize Vcommerce's robust Web-based e-commerce technology solution on the launch of CrazyGrazer.com's new online retail store scheduled for October 1, 2004.

"On October 1, 2003 we launched the first version of our retail site, receiving more than 1 million unique visitors within the first 24 hours of operation, including more than 200,000 hits within the first few minutes," said LRMK Chairman Rock Newman. "We were thrilled with the immediate, positive response to CrazyGrazer.com as well as the continued support we have received from enthusiastic customers over the past 11 months. We are anticipating a successful launch of our site, which will provide online shoppers with a customer-friendly, brand-centric alternative to the existing online shopping experience."

"We made the decision to outsource our technology to Vcommerce and to utilize their RetailVantage solution because it gives us unlimited scalability, strength, network capability and enables us to internally focus our efforts on attracting and retaining customers through superior marketing programs and customer service initiatives," added LRMK President/Chief Executive Officer Mick Hall.

"CrazyGrazer.com can depend on Vcommerce for the stability and scalability their high transaction business demands," stated Vcommerce President/Chief Technology Officer Dan Kennedy. "We've built a tremendous amount of redundancy and capacity into our system, and we look forward to serving their needs for years to come."

"This partnership strengthens our unique position in the e-commerce arena by integrating the diverse strengths from both of our organizations, world class processes from Vcommerce and the exceptional marketing and promotional capabilities from CrazyGrazer.com," stated Hall.

RetailVantage is designed to serve the retail community's needs for an end-to-end solution for direct-to-consumer initiatives in such channels as Web stores, in-store kiosks, printed catalogs and phone-order entry. The solution encompasses outsourced services and Web-based tools for visibility and control across all steps in the commerce chain, from order capture and fulfillment to reverse logistics.

LRMK CFO, Arnaldo Galassi said, "Our relationship with Vcommerce significantly reduces our transaction costs and increases efficiency in our core online operations. Utilizing their technology will save us millions of dollars over the next two years, enabling us to be profitable and achieve positive cash flow within months, not years. The result is higher returns for our shareholders, employees, customers, and suppliers, and long-term defensibility of our business model."

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's website, www.sec.gov.

About Left Right Marketing Technology, Inc.

Left Right Marketing Technology, Inc., (LRMK) traded on the Over-the-Counter Bulletin Board (OTC BB:LRMK.OB - News), owns and operates CrazyGrazer.com -- a Nevada based e-commerce shopping mall (www.Crazygrazer.com) -- and has executed a letter of intent to acquire Neolink Wireless Content -- a Los Angeles-based wireless broadcast company, currently operating two MobiTV (www.MobiTV.com) live television channels available to SPRINT PCS Vision cellular customers. In line with LRMK's vision, both companies are prepared to be ever changing and poised to respond to new developments in technology, unique product offerings and appeal to a diverse customer base.

About Vcommerce Corporation

Vcommerce is the leading provider of solutions for direct-to-consumer initiatives. Vcommerce provides proven solutions to capture, source and manage orders, so retailers and manufacturers can dramatically minimize risks, increase efficiencies and reduce costs associated with commerce initiatives. Vcommerce makes it as easy as possible for retailers to do business in such channels as e-commerce, phone order entry, kiosks or catalogs. Clients control the way they operate their businesses -- they can choose to outsource some or all of their commerce chain functions, or use Vcommerce's robust, Web-based tools to manage the process themselves. The company's growing client base includes Gateway, Overstock.com, Borders, GE and Waldenbooks. A privately held company, Vcommerce is headquartered in Scottsdale, AZ.

Forward-Looking Statements: The statements in this press release regarding the company's overarching business plans, any opinions expressed about Vcommerce, any benefits of the anticipated consumer impact from this announcement, anticipated perceptions of stock holders based on this announcement and financial forecasts and savings, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the store launch, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Contact:

Bonnie Smith

Left Right Marketing Technology Inc.

702/260-9305

bsmith@crazygrazer.com

Charles Leone

Alan Taylor Communications

212/714-1280

charles@alantaylor.com

Aimee Schoaf

Vcommerce

623/536-5021

aschoaf@vcommerce.com

Source: Left Right Marketing Technology